UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2011

AFFINITY GAMING, LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7600

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2011, Alex W. “Sandee” Cruden resigned as Vice President of Slot Route Operations of Affinity Gaming, LLC (the “Company”), effective September 30, 2011.  On September 23, 2011, the Company and Mr. Cruden entered into a Separation Agreement and Release (the “Separation Agreement”) setting forth the terms of Mr. Cruden’s resignation from the Company.

Pursuant to the Separation Agreement, Mr. Cruden received $198,346 in cash, which consisted of his accrued salary and paid time off through September 30, 2011 and a one-time, lump sum payment from a whole life insurance policy less amounts due pursuant to a previously existing promissory note due to the Company and certain tax related deductions.  The Company also agreed to extend coverage for Mr. Cruden and his dependants under the Company’s group health insurance plan through the earlier of the date Mr. Cruden first becomes eligible for coverage by another employer or March 31, 2012.

The Separation Agreement also contains certain non-competition, non-solicitation and confidentiality covenants, as well as a mutual waiver by the Company and Mr. Cruden of their respective rights to recover for any obligations arising out of Mr. Cruden’s employment with the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed or furnished herewith:

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and Release, dated as of September 23, 2011, by and between Affinity Gaming, LLC and Alex W. “Sandee” Cruden.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GAMING, LLC

Date: April 19, 2012	By:	/s/ JOHN CHRISTOPHER KRABIEL
John Christopher Krabiel
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Separation Agreement and Release, dated as of September 23, 2011, by and between Affinity Gaming, LLC and Alex W. “Sandee” Cruden.